Exhibit 99.1

Meridian Corporation Reports 1Q 2021 Net Income of $10.2 Million, or $1.65 Per Diluted Share, Declares Quarterly Cash Dividend of $0.125 Per Share and Announces Share Repurchase Plan.

MALVERN, Pa., April 26, 2021 — Meridian Corporation (Nasdaq: MRBK) today reported:

	2021	2020	2020	2020	2020
(Dollars in thousands, except per share data)	1st QTR	4th QTR	3rd QTR	2nd QTR	1st QTR
Income:
Net income - consolidated	$10,170	$8,997	$9,212	$5,713	$2,516
Diluted earnings per common share	$1.65	$1.48	$1.51	$0.94	$0.39

Christopher J. Annas, Chairman and CEO commented “Meridian had a very strong first quarter, generating revenues of $44.5 million and earning $10.2 million or $1.65 per diluted share. Annualized ROE and ROA were 30.06% and 2.43%, respectively. SBA and wealth produced revenues of $1.2 million and $1.1 million, respectively, for the quarter, both up significantly from the prior quarter. The mortgage division added $24.7 million in revenue with $5.8 million in net earnings before taxes due largely to a continuation of refinance activity in a typically down quarter seasonally.” Mr. Annas added, “ The Bank continues to show strong bank segment earnings each quarter, with the mortgage division cyclically and seasonally contributing.”

Mr. Annas stated, “We are very excited about Meridian’s near-term opportunities. The PPP program’s first launch has given us a pipeline of new customers to bring on their full banking relationship. The recent second launch has given us more local customers, and we see that benefitting us through 2022. Also a significant local merger, with the resultant market disruption, is just beginning to bear fruit for us in commercial, wealth, SBA and leasing.”

Meridian Corporation also announced that its Board of Directors has authorized a stock repurchase plan pursuant to which the Corporation may repurchase up to $6 million of the company’s outstanding common stock, par value $1.00 per share. Stock will be purchased from time to time in the open market or through privately negotiated transactions, or otherwise, at the discretion of management of the company in accordance with legal requirements. This program is subject to applicable regulatory protocol.

Mr. Annas continued, “With our increased capital position and expanding lending force, we are able to reach more business segments and niches that we were not able to do previously. We believe the performance and outlook for the Corporation is very strong, and we will vigorously support the value of the stock.”

Income Statement Highlights

First quarter 2021 compared with fourth quarter 2020:

●	Net income was $10.2 million, an increase of $1.2 million, or 13.0%, driven by continued strong non-interest income for the quarter.
●	The return on average equity (“ROE”) and return on average assets (“ROA”) were 30.06% and 2.43%, respectively, for the first quarter 2021, compared to 27.68% and 2.09%, respectively, for the fourth quarter 2020.
●	Pre-tax, pre-provision income (a non-GAAP measure) for the quarter was $13.9 million, an increase of $900 thousand or 6.6%. A reconciliation of this non-GAAP measure is included in the Appendix.

●	Total revenue was $44.5 million, a decrease of $3.4 million, or 7.0%, due largely to a decline of $2.9 million in non-interest income.
●	Net interest income increased $102 thousand or 0.7%, driven by a $578 thousand, or 19.9%, decrease in interest expense.
●	Non-interest income decreased $2.9 million or 9.7%, driven by a decrease in mortgage banking revenue.
o	Mortgage banking net revenue decreased $7.0 million, or 22.4%, due to a decline in loan originations and refinancings from the record levels achieved in the fourth quarter of 2020.
o	Due to seasonality and an uptick in mortgage rates, the mortgage pipeline decreased, generating negative fair value changes in both derivative instruments and loans held-for-sale of $4.8 million, combined.
o	Conversely, net gains on hedging activity amounted to $4.3 million in the first quarter of 2021, up $6.3 million from the fourth quarter of 2020.
o	Wealth management income was up $107 thousand, or 10.4%, due to increased value of assets under management.
o	SBA income was up $494 thousand, or 65.8%, as the number and value of SBA loans sold increased from the prior quarter.
●	Provision for loan losses was $599 thousand compared to the fourth quarter 2020 provision for loan losses of $1.2 million, a decline of 48.5%.
●	Non-interest expenses decreased $3.7 million, or 11.5%, driven by a decrease in salaries and benefits, largely related to variable compensation in the mortgage division.
●	On April 22, 2021, the Board of Directors declared a quarterly cash dividend of $0.125 per common share, payable May 17, 2021, to shareholders of record as of May 10, 2021.

First quarter 2021 compared with first quarter 2020:

●	Net income was $10.2 million or $1.65 per diluted share, an increase of $7.7 million, or 304.2%. The increase was driven by growth in the balance sheet, as well as growth in our fee producing divisions of mortgage, wealth and SBA.
●	ROE and ROA were 30.06% and 2.43%, respectively, for the first quarter 2021, compared to 8.40% and 0.87%, respectively, for the first quarter 2020.
●	Pre-tax, pre-provision income (a non-GAAP measure) for the first quarter of 2021 was $13.9 million, an increase of $9.1 million or 188.3%. A reconciliation of this non-GAAP measure is included in the Appendix.
●	Total revenue was $44.5 million, an increase of $21.5 million or 93.4%.
●	Net interest income increased $5.5 million, or 56.4%, with interest expense down $1.8 million or 43.5%.
●	Non-interest income increased $17.8 million or 193.4%, driven by mortgage banking revenue, wealth management income, SBA income, gains on security sales and other fee income.
o	Mortgage banking net revenue increased $17.3 million, or 254.8%, due to higher levels of originations and refinancings, largely derived from the expansion of our mortgage division into Maryland. Net gains on hedging activity increased $5.7 million, while negative fair value changes in loans and derivative instruments were $6.6 million.
o	Wealth management income was up $115 thousand, or 11.3%.
o	SBA income was up $703 thousand, or 129.7% as the number and value of SBA loans sold increased from the prior year.
o	Gains on sales of securities were up $48 thousand, or 100.0%.
o	Other fee income increased $634 thousand, or 144.4%.
●	Provision for loan losses was $599 thousand in the first quarter of 2021 compared to $1.6 million in the first quarter of 2020.
●	Non-interest expenses increased $14.2 million, or 101.0%, driven by an increase in salaries and benefits.

Balance Sheet Highlights

March 31, 2021 compared to December 31, 2020:

●	Total assets increased $19.6 million, or 1.1%, to $1.7 billion as of March 31, 2021.
●	Total loans, net of allowance, increased $ 69.2 million, or 5.5%, to $1.3 billion as of March 31, 2021. SBA Paycheck Protection Program (“PPP”) loans contributed $27.0 million net to this increase, while portfolio loans increased $42.2 million, or 3.9%.
●	Since the beginning of the COVID-19 pandemic, Meridian provided nearly 200 borrowers with assistance through loan payment holidays of 3-6 months on loans totaling approximately $166.6 million. As of March 31, 2021, $137.8 million of loans had returned to their original payment terms with $28.8 million in active loan modifications, compared to loan modifications of $26.9 million as of December 31, 2020. The increase in loan modifications in the first quarter of 2021 was due to a first loan modification provided to a borrower in the hospitality industry.
●	As of March 31, 2021, we have assisted borrowers with the forgiveness of approximately 453 PPP “round 1” loans totaling approximately $88.9 million, while also helping borrowers to secure approximately 435 PPP “round 2” loans totaling approximately $92.6 million.
●	Mortgage loans held for sale decreased $59.0 million, or 25.7%, to $170.2 million as of March 31, 2021.
●	Mortgage segment originated $725.0 in loans for the quarter-ended March 31, 2021.
●	Total deposits grew $142.3 million, or 11.5%, to $1.4 billion as of March 31, 2021.
●	Non-interest bearing deposits grew $53.9 million, or 26.4%, to $257.7 million as of March 31, 2021.
●	Borrowings from the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”) were $110.6 million as of March 31, 2021, a decrease of $42.7 million from December 31, 2020. Other borrowings were down $80.5 million or 67.6%.
●	Returned $6.9 million of capital to Meridian shareholders through a quarterly dividend of $0.125 and $1.00 special dividend, both paid during first quarter 2021.

Select Condensed Financial Information

		For the Quarter Ended (Unaudited)
	2021	2020	2020	2020	2020
(Dollars in thousands, except per share data)	March 31	December 31	September 30	June 30	March 31
Income:
Net income - consolidated	$10,170	$8,997	$9,212	$5,713	$2,516
Basic earnings per common share	$1.70	$1.50	$1.51	$0.94	$0.39
Diluted earnings per common share	$1.65	$1.48	$1.51	$0.94	$0.39
Net interest income - consolidated	$15,120	$15,018	$12,715	$11,597	$9,666

		At the Quarter Ended (Unaudited)
	2021	2020	2020	2020	2020
	March 31	December 31	September 30	June 30	March 31
Balance Sheet:
Total assets	$1,739,808	$1,720,197	$1,758,648	$1,579,083	$1,303,442
Loans, net of fees and costs	1,354,551	1,284,764	1,306,846	1,262,968	1,021,561
Total deposits	1,383,590	1,241,335	1,209,024	1,166,697	993,753
Non-interest bearing deposits	257,730	203,843	193,851	214,367	140,826
Stockholders' Equity	143,505	141,622	131,832	125,518	118,033

		At the Quarter Ended (Unaudited)
	2021	2020	2020	2020	2020
	March 31	December 31	September 30	June 30	March 31
Balance Sheet (Average Balances):
Total assets	$1,694,937	$1,709,298	$1,598,307	$1,477,120	$1,156,682
Total interest earning assets	1,654,791	1,671,164	1,558,660	1,431,493	1,115,201
Loans, net of fees and costs	1,469,907	1,493,194	1,275,046	1,194,197	981,303
Total deposits	1,307,280	1,239,810	1,180,333	1,155,690	926,741
Non-interest bearing deposits	234,030	207,204	193,020	223,253	137,141
Stockholders' Equity	137,189	129,292	125,053	119,937	120,469

		At the Quarter Ended (Unaudited)
	2021	2020	2020	2020	2020
	March 31	December 31	September 30	June 30	March 31
Performance Ratios:
Return on average assets - consolidated	2.43%	2.09%	2.29%	1.56%	0.87%
Return on average equity - consolidated	30.06%	27.68%	29.30%	19.16%	8.40%

Income Statement Summary

First Quarter 2021 Compared to Fourth Quarter 2020

Net income was $10.2 million, or $1.65 per diluted share, for the first quarter of 2021 compared to net income of $9.0 million, or $1.48 per diluted share, for the fourth quarter of 2020. The $1.2 million increase quarter-over-quarter was due largely to low levels of expenses. Non-interest expense decreased $3.7 million and the provision for loan losses decreased $564 thousand. These favorable changes to expenses were partially offset by a $2.9 million decrease in non-interest income.

Net interest income increased $102 thousand, or 0.7%, to $15.1 million from $15.0 million for the fourth quarter of 2020. Growth for the first quarter of 2021 was due largely to a reduction of average interest bearing liabilities, which declined $47.7 million. This change outpaced a decline of $16.4 million in average interest earning assets over the same period. The decrease in average interest earning assets over this period was largely the result of a decrease in PPP, construction and residential loans held-for-sale, while the decrease in interest bearing liabilities was driven by declines in the average balances of time deposits and borrowings, including PPPLF borrowings. The cost of deposits, particularly time deposits, contributed significantly to the growth in net interest income. The net interest margin improved to 3.72% for the first quarter of 2021 compared to 3.59% for the fourth quarter of 2020 with the cost of funds declining 13 basis points.

The provision for loan losses was $599 thousand for the first quarter of 2021, compared to $1.2 million for the fourth quarter of 2020. These provisions were the result of qualitative provisioning for the continued economic uncertainty as a result of the COVID-19 pandemic and loan growth, while the first quarter 2021 provision was also impacted by a $376 thousand specific reserve placed on an impaired commercial loan relationship.

Total non-interest income for the first quarter of 2021 was $27.0 million, down $2.9 million or 9.7%, from the fourth quarter of 2020. This decrease came primarily from our mortgage division as mortgage banking net revenue decreased $7.0 million or 22.4% over the fourth quarter of 2020. The decrease was due to lower levels of mortgage loan originations, which were down from record levels experienced in the fourth quarter of 2020. Our mortgage division originated $725.0 million in loans during the three months ended March 31, 2021, a decrease of $143.7 million, or 16.6%, from the prior quarter. Refinance activity represented 64% of the total residential mortgage loans originated for the first quarter of 2021, compared to 62% for the fourth quarter of 2020. A decline in the mortgage pipeline generated negative fair value changes in derivative instruments and loans held-for-sale. These fair value changes decreased non-interest income a combined $2.9 million during the first quarter of 2021 compared to the fourth quarter of 2020. A $4.3 million gain on hedging activity for the first quarter of 2021, compared to a $2 million loss on hedging activity for the fourth quarter of 2020 helped to offset these declines in non-interest income partially.

Wealth management revenue increased $107 thousand, or 10.4%, quarter-over-quarter due to the more favorable market conditions that existed in the first quarter of 2021, compared to the fourth quarter of 2020. Wealth management revenue is largely based on the valuation of assets under management measured at the end of the prior quarter, therefore this revenue for the first quarter was impacted by the rebound of the financial markets at the end of the fourth quarter.

Net revenue from the sale of SBA 7(a) loans was up $494 thousand from the fourth quarter of 2020 as the value of loans sold was up $13.0 million in the first quarter of 2021 compared to $11.6 million in loans sold in the fourth quarter of 2020. Net gains from sales of investment securities was up $48 thousand from the prior quarter as there were no sales during the fourth quarter of 2020.

Total non-interest expense for the first quarter of 2021 was $28.3 million, down $3.7 million or 11.5%, from the fourth quarter of 2020. Total salaries and employee benefits expense was $22.1 million, a decrease of $3.5 million or 13.6%, compared to the fourth quarter of 2020. Of this decrease, $2.8 million related to the mortgage division, which recognizes variable compensation based on revenue. Professional fees decreased $55 thousand or 5.5%, from the fourth quarter of 2020 due to the timing of incurrence of year-end legal, consulting and audit costs. Advertising and promotion expenses decreased $72 thousand, or 8.4%, from the fourth quarter of 2020 as the result of a decline in mortgage lead generation expense and advertising expenses, offset by an increase in charitable donations. Data processing expense decreased $37 thousand or 5.7% from the fourth quarter of 2020 due to the decrease in residential mortgage loan originations and refinance activity of our mortgage division. Other non-interest expenses increased $133 thousand, or 7.0% during the period as the result of an increase in employee expenses for travel and client meetings, as well as an increase in other business development expenses in the first quarter of 2021 as businesses continued to open up, more of the population gets vaccinated, and optimism increases that as the weather improves, the pandemic will start to subside.

First Quarter 2021 Compared to First Quarter 2020

Net income was $10.2 million, or $1.65 per diluted share for the first quarter of 2021 compared to net income of $2.5 million, or $0.39 per diluted share, for the first quarter of 2020. The increase was due largely to the increase in interest income on loans, combined with an increase in mortgage banking activity, SBA and wealth income.

Net interest income was $15.1 million, an increase of $5.5 million, or 56.4%, over net interest income for the first quarter of 2020. This net interest income growth reflects an increase in average interest earning assets of $539.6 million and an increase in the net interest margin of 23 basis points. The increase in net interest margin is a result of a 100 basis point decline in the cost of funds, an increase of $44.5 million, on average, in non-interest bearing deposits offset somewhat by a 62 decline in the yield on the loan portfolio.

The provision for loan losses of $599 thousand for the first quarter of 2021 was a decrease of $953 thousand, or 61.4%, from the provision for loan losses recorded for the first quarter of 2020. While the provisions recorded for both periods were impacted by qualitative provisioning for the economic uncertainty as a result of the COVID-19 pandemic, the first quarter 2021 provision had less such impact as the first quarter 2020 provision due to timing.

Total non-interest income for the first quarter of 2021 was $27.1 million, up $17.8 million or 193.4% from the comparable period in 2020. This overall increase in non-interest income came largely from our mortgage division. Mortgage banking net revenue increased $17.3 million or 254.8% over the first quarter of 2020. The significant increase in first quarter 2021 came from increased levels of mortgage loan originations due to both the expansion of the division into Maryland as well as the favorable rate environment for refinance activity. Our mortgage division originated $725.0 million in loans during the first quarter of 2021, an increase of $470.1 million, or 184.6%, from the first quarter of 2020. Refinance activity represented 64% of the total loans originated for the first quarter of 2021, compared to 61% for the first quarter of 2020. The fair value of derivative instruments and loans held for sale decreased a combined $6.6 million over the period. Net hedging activity increased $5.7 million to a net gain of $4.3 million for the first quarter of 2021.

Non-interest income from the sales of SBA 7(a) loans increased $703 thousand as $13.0 million in loans were sold in the first quarter of 2021 compared to $10.3 million in loans sold in the first quarter of 2020. Wealth management revenue increased $115 thousand year-over-year due to the favorable market conditions discussed above. Other fee income was up $634 thousand or 144.4% from the first quarter of 2020 due to increases period over period of $131 thousand on interest rate swap fee income, $307 thousand in mortgage fee income, $111 thousand in wire transfer fee income, $38 thousand in title transfer fee income, and $95 thousand in other fee income.

Total non-interest expense for the first quarter of 2021 was $28.3 million, up $14.2 million or 101.0%, from the comparable period in 2020. The increase in non-interest expense is largely attributable to an increase in salaries and employee benefits expense, which increased $12.3 million or 124.0%, from the comparable period in 2020. Of this increase, $12.5 million relates to the mortgage division. Full-time equivalent employees, particularly in the mortgage division, increased from the prior year comparable quarter as we expanded our mortgage division into Maryland.

Occupancy and equipment expense increased $228 thousand or 24.7%, from the first quarter of 2020 as the result of rent expense incurred at the seven loan production locations for our mortgage division expansion into Maryland. Professional fees increased $273 thousand or 40.9% due largely to an increase in consulting costs incurred on several IT related projects that Meridian has undertaken to improve efficiency and automation in processes, combined with an increase in audit and legal fees year over year as Meridian continues to grow.

Advertising and promotion expense increased $176 thousand, or 28.9%, from the comparable period in 2020. This increase was due to an increase in Meridian’s overall general marketing and advertising costs, in addition to an increase in marketing costs from our rapidly growing mortgage division. Data processing costs increased $272 thousand or 79.1%, from the first quarter of 2020 as the result of increased loan processing activity from our mortgage division, combined with processing activity relating to PPP loans. IT related costs increased $107 thousand due to increased software related costs as Meridian continues to grow and expand the number of technology platforms used to accommodate this growth.

Other non-interest expenses were up $952 thousand, or 87.3%, from the comparable period in 2020. As noted above, employee expenses for travel and client meetings were up, this time comparing the first quarter of 2021 to the first quarter of 2020, as well as an increase in other business development expenses in the first quarter of 2021 as businesses continued to open up. Additionally, as Meridian continues to grow as an organization in headcount, geographic footprint and services offered, certain non-interest expenses have increased year over year, including insurance expense, postage and shipping costs, and communications costs. The overall increase of $952 thousand in other non-interest expenses was also driven by an increase in loan servicing and other volume based fees in our mortgage and commercial loan portfolios.

Balance Sheet Summary

As of March 31, 2021, total assets were $1.7 billion, an increase of $19.6 million from December 31, 2020. Total assets increased $436.4 million, or 33.5%, from March 31, 2020 primarily due to strong loan growth.

Total loans, net of allowance, grew $69.2 million, or 5.5%, to $1.3 billion as of March 31, 2021, from $1.3 billion as of December 31, 2020. The increase is attributable partially to the $27.0 million net increase in PPP loans as of March 31, 2021. There was also growth in several commercial categories as we continue to grow our presence in the Philadelphia market area. Commercial real estate loans increased $27.1 million, or 5.4% from December 31, 2020. Small business loans increased $13.0 million, or 26.0% from December 31, 2020, and leases increased $16.6 million as our MEF leasing team continues to grow at a rapid pace after starting up in early 2020. Residential mortgage loans held for sale decreased $59.0 million, or 25.7%, to $170.2 million as of March 31, 2021 from $229.2 million at December 31, 2020.

Deposits were $1.4 billion as of March 31, 2021, up $142.3 million, or 11.5%, from December 31, 2020. Non-interest bearing deposits increased $53.9 million, or 26.4%, from December 31, 2020. Interest-bearing checking accounts increased $37.3 million, or 18.0%, from December 31, 2020. Money market accounts/savings accounts increased $19.6 million, or 3.4% since December 31, 2020, driven by business money market accounts and sweep accounts. Increases in core deposits were driven from loan customers as part of new business and municipal relationships and also as a result of the PPP loan process. Certificates of deposits increased $31.5 million, or 12.2%, from December 31, 2020.

Consolidated stockholders’ equity of the Corporation was $143.5 million, or 8.2% of total assets as of March 31, 2021, as compared to $141.6 million, also 8.2% of total assets as of December 31, 2020. The change in stockholders’ equity is the result of year-to-date net income of $10.2 million, partially offset by dividends of $6.9 million paid during the first quarter of 2021. As of March 31, 2021, the Tier 1 leverage ratio was 8.86% for the Corporation and 11.34% for the Bank, the Tier 1 risk-based capital and common equity ratios were 9.92% for the Corporation and 12.69% for the Bank, and total risk-based capital was 14.09% for the Corporation and 14.07% for the Bank. Quarter-end numbers show a tangible common equity to tangible assets ratio (a non-GAAP measure) of 8.01% for the Corporation and 10.24% for the Bank. A reconciliation of this non-GAAP measure is included in the Appendix. Tangible book value per share was $22.55 as of March 31, 2021, compared with $22.35 as of December 31, 2020.

Asset Quality Summary

Asset quality remains strong despite the pressures that the COVID-19 pandemic has had on businesses and the economy locally and nationally. Meridian realized net charge-offs of 0.00% of total average loans for the quarter ending March 31, 2021, unchanged from the quarter ended December 31, 2020. Total non-performing assets, including loans and other real estate property, were $8.6 million as of March 31, 2021, compared to $7.9 million as of December 31, 2020. The ratio of non-performing assets to total assets as of March 31, 2021 was 0.49% compared to 0.46% as of December 31, 2020. The ratio of allowance for loan losses to total loans held for investment, excluding loans at fair value and PPP loans (a non-GAAP measure), was 1.65% as of both March 31, 2021 and December 31, 2020. PPP loans are excluded from calculation of this ratio as they are guaranteed by the SBA and therefore we have not provided for in the allowance for loan losses. A reconciliation of this non-GAAP measure is included in the Appendix.

About Meridian Corporation

Meridian Bank, the wholly owned subsidiary of Meridian Corporation, is an innovative community bank serving Pennsylvania, New Jersey, Delaware and Maryland. Through more than 20 office, including banking branches and mortgage locations, Meridian offers a full suite of financial products and services. Meridian specializes in business and industrial lending, retail and commercial real estate lending, electronic payments, and wealth management solutions through Meridian Wealth Partners. Meridian also offers a broad menu of high-yield depository products supported by robust online and mobile access. For additional information, visit our website at www.meridianbanker.com. Member FDIC.

“Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Meridian Corporation’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Meridian Corporation’s control). Numerous competitive, economic, regulatory, legal and technological factors, risks and uncertainties that could cause actual results to differ materially include, without limitation, the current COVID-19 pandemic and government responses thereto, among others, could cause Meridian Corporation’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Meridian Corporation cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Meridian Corporation’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020 subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Meridian Corporation does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Meridian Corporation or by or on behalf of Meridian Bank.

FINANCIAL TABLES FOLLOW

APPENDIX - FINANCIAL RATIOS

	Quarterly
	2021	2020	2020	2020	2020
(Dollars in thousands, except per share data)	1st QTR	4th QTR	3rd QTR	2nd QTR	1st QTR
Earnings and Per Share Data
Net income	$10,170	$8,997	$9,212	$5,713	$2,516
Basic earnings per common share	1.70	1.50	1.51	0.94	0.39
Diluted earnings per common share	1.65	1.48	1.51	0.94	0.39
Common shares outstanding	6,168	6,136	6,130	6,094	6,094

Performance Ratios
Return on average assets - consolidated	2.43%	2.09%	2.29%	1.56%	0.87%
Return on average equity - consolidated	30.06%	27.68%	29.30%	19.16%	8.40%
Net interest margin (TEY)	3.72%	3.59%	3.26%	3.27%	3.49%
Net interest margin (TEY, excluding PPP loans and borrowings) (1)	3.64%	3.52%	3.47%	3.41%	3.49%
Yield on earning assets (TEY)	4.29%	4.28%	4.07%	4.24%	4.98%
Yield on earning assets (TEY, excluding PPP loans) (1)	4.26%	4.27%	4.39%	4.50%	4.98%
Cost of funds	0.62%	0.75%	0.86%	1.09%	1.62%
Efficiency ratio	67%	71%	62%	70%	74%

Asset Quality Ratios
Net charge-offs (recoveries) to average loans	0.00%	0.00%	0.01%	0.00%	0.00%
Non-performing loans/Total loans	0.56%	0.52%	0.52%	0.54%	0.58%
Non-performing assets/Total assets	0.49%	0.46%	0.45%	0.47%	0.51%
Allowance for loan losses/Total loans held for investment	1.36%	1.38%	1.27%	1.01%	1.08%
Allowance for loan losses/Total loans held for investment (excluding loans at fair value and PPP loans) (1)	1.65%	1.65%	1.59%	1.27%	1.10%
Allowance for loan losses/Non-performing loans	214.44%	224.04%	209.46%	170.59%	168.28%

Capital Ratios
Book value per common share	$23.27	$23.08	$21.51	$20.60	$19.37
Tangible book value per common share	$22.55	$22.35	$20.76	$19.84	$18.60
Total equity/Total assets	8.25%	8.23%	7.50%	7.95%	9.06%
Tangible common equity/Tangible assets - Corporation (1)	8.01%	7.99%	7.26%	7.68%	8.73%
Tangible common equity/Tangible assets - Bank (1)	10.24%	10.25%	9.51%	10.15%	11.77%
Tier 1 leverage ratio - Corporation	8.86%	8.96%	8.77%	8.06%	9.80%
Tier 1 leverage ratio - Bank	11.34%	11.54%	11.53%	10.71%	13.22%
Common tier 1 risk-based capital ratio - Corporation	9.92%	10.22%	9.97%	10.24%	10.12%
Common tier 1 risk-based capital ratio - Bank	12.69%	13.15%	13.09%	13.60%	13.66%
Tier 1 risk-based capital ratio - Corporation	9.92%	10.22%	9.97%	10.24%	10.12%
Tier 1 risk-based capital ratio - Bank	12.69%	13.15%	13.09%	13.60%	13.66%
Total risk-based capital ratio - Corporation	14.09%	14.55%	14.71%	14.91%	14.80%
Total risk-based capital ratio - Bank	14.07%	14.54%	14.75%	14.91%	14.84%

(1)	Non-GAAP measure. See Appendix for Non-GAAP to GAAP reconciliation.

	Statements of Income (Unaudited)
	Three Months Ended
(Dollars in thousands)	March 31, 2021	March 31, 2020
Interest Income
Interest and fees on loans	$16,822	$13,270
Investments and cash	629	524
Total interest income	17,451	13,794

Interest Expense
Deposits	1,566	3,254
Borrowings	765	874
Total interest expense	2,331	4,128

Net interest income	15,120	9,666
Provision for loan losses	599	1,552
Net interest income after provision for loan losses	14,521	8,114

Non-Interest Income
Mortgage banking income	24,100	6,793
Wealth management income	1,136	1,021
SBA income	1,245	542
Earnings on investment in life insurance	66	70
Net change in fair value of derivative instruments	(944)	954
Net change in fair value of loans held for sale	(3,867)	860
Net change in fair value of loans held for investment	(102)	(62)
Gain (loss) on hedging activity	4,261	(1,425)
Gain on sale of investment securities available-for-sale	48	—
Service charges	32	28
Other	1,073	439
Total non-interest income	27,048	9,220

Non-Interest Expenses
Salaries and employee benefits	22,139	9,884
Occupancy and equipment	1,152	924
Professional fees	940	667
Advertising and promotion	785	609
Data processing	616	344
Information technology	425	318
Pennsylvania bank shares tax	163	226
Other	2,043	1,091
Total non-interest expenses	28,263	14,063

Income before income taxes	13,306	3,271
Income tax expense	3,136	755
Net Income	$10,170	$2,516

Weighted-average basic shares outstanding	6,000	6,383
Basic earnings per common share	$1.70	$0.39

Adjusted weighted-average diluted shares outstanding	6,146	6,420
Diluted earnings per common share	$1.65	$0.39

	Statement of Condition (Unaudited)
(Dollars in thousands)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Assets
Cash & cash equivalents	$31,004	$36,744	$75,869	$46,741	$37,522
Investment securities	141,654	131,103	110,936	104,712	99,324
Mortgage loans held for sale	170,248	229,199	225,150	117,691	107,506
Loans, net of fees and costs	1,354,551	1,284,764	1,306,846	1,262,968	1,021,561
Allowance for loan losses	(18,376)	(17,767)	(16,573)	(12,706)	(11,098)
Bank premises and equipment, net	8,080	7,777	8,065	8,284	8,410
Bank owned life insurance	12,204	12,138	12,069	11,999	11,930
Goodwill and intangible assets	4,432	4,500	4,568	4,636	4,704
Other assets	36,011	31,739	31,718	34,758	23,583
Total Assets	$1,739,808	$1,720,197	$1,758,648	$1,579,083	$1,303,442

Liabilities & Stockholders’ Equity
Liabilities
Non-interest bearing deposits	$257,730	$203,843	$193,851	$214,367	$140,826
Interest bearing deposits
Interest checking	243,832	206,572	218,637	212,596	183,381
Money market / savings accounts	592,260	572,623	491,079	419,886	362,370
Certificates of deposit	289,768	258,297	305,457	319,848	307,176
Total interest bearing deposits	1,125,860	1,037,492	1,015,173	952,330	852,927
Total deposits	1,383,590	1,241,335	1,209,024	1,166,697	993,753
Borrowings	149,260	272,408	354,370	232,491	134,730
Subordinated debt	40,701	40,671	40,814	40,809	40,885
Other liabilities	22,752	24,161	22,608	13,568	16,041
Total Liabilities	1,596,303	1,578,575	1,626,816	1,453,565	1,185,409

Stockholders' Equity	143,505	141,622	131,832	125,518	118,033
Total Liabilities & Stockholders’ Equity	$1,739,808	$1,720,197	$1,758,648	$1,579,083	$1,303,442

	Condensed Statements of Income (Unaudited)
	Three Months Ended
(Dollars in thousands)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Interest income	$17,451	$17,927	$15,880	$15,055	$13,794
Interest expense	2,331	2,909	3,165	3,458	4,128
Net interest income	15,120	15,018	12,715	11,597	9,666
Provision for loan losses	599	1,163	3,956	1,631	1,552
Non-interest income	27,048	29,945	29,060	18,692	9,220
Non-interest expense	28,263	31,923	25,834	21,255	14,063
Income before income tax expense	13,306	11,877	11,985	7,403	3,271
Income tax expense	3,136	2,880	2,773	1,690	755
Net Income	$10,170	$8,997	$9,212	$5,713	$2,516

Weighted-average basic shares outstanding	6,000	5,982	6,099	6,094	6,383
Basic earnings per common share	$1.70	$1.50	$1.51	$0.94	$0.39

Adjusted weighted-average diluted shares outstanding	6,146	6,071	6,110	6,107	6,420
Diluted earnings per common share	$1.65	$1.48	$1.51	$0.94	$0.39

	Segment Information
	Three Months Ended March 31, 2021				Three Months Ended March 31, 2020
(Dollars in thousands)	Bank	Wealth	Mortgage	Total	Bank	Wealth	Mortgage	Total
Net interest income	$14,500	(14)	634	15,120	$9,518	(2)	150	9,666
Provision for loan losses	599	—	—	599	1,552	—	—	1,552
Net interest income after provision	13,901	(14)	634	14,521	7,966	(2)	150	8,114
Non-interest income	2,323	1,136	23,589	27,048	1,024	1,021	7,175	9,220
Non-interest expense	8,932	895	18,436	28,263	6,938	788	6,337	14,063
Income before income taxes	$7,292	227	5,787	13,306	$2,052	231	988	3,271

Reconciliation of Non-GAAP Financial Measures

Meridian believes that non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate performance trends and the adequacy of common equity. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for performance and financial condition measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Meridian’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Pre-tax, Pre-provision Reconciliation (Unaudited)
	2021	2020	2020	2020	2020
(Dollars in thousands)	1st QTR	4th QTR	3rd QTR	2nd QTR	1st QTR
Income before income tax expense	$13,306	$11,877	$11,985	$7,403	$3,271
Provision for loan losses	599	1,163	3,956	1,631	1,552
Pre-tax, pre-provision income	$13,905	$13,040	$15,941	$9,034	$4,823

	Pre-tax, Pre-provision Income by Segment (Unaudited)
	2021	2020	2020	2020	2020
(Dollars in thousands)	1st QTR	4th QTR	3rd QTR	2nd QTR	1st QTR
Bank	$7,891	$6,294	$6,531	$4,908	$3,604
Wealth	227	157	144	77	231
Mortgage	5,787	6,589	9,266	4,049	988
Pre-tax, pre-provision income	$13,905	$13,040	$15,941	$9,034	$4,823

	Reconciliation of PPP / PPPLF Impacted Yields (Unaudited)
	2021	2020	2020	2020	2020
	1st QTR	4th QTR	3rd QTR	2nd QTR	1st QTR
Net interest margin (TEY)	3.72%	3.59%	3.26%	3.27%	3.49%
Impact of PPP loans and PPPLF borrowings	(0.08)%	(0.07)%	0.21%	0.14%	—
Net interest margin (TEY, excluding PPP loans and PPPLF borrowings)	3.64%	3.52%	3.47%	3.41%	3.49%

Yield on earning assets (TEY)	4.29%	4.28%	4.07%	4.24%	4.98%
Impact of PPP loans	(0.03)%	(0.01)%	0.32%	0.26%	—
Yield on earning assets (TEY, excluding PPP loans)	4.26%	4.27%	4.39%	4.50%	4.98%

	Reconciliation of Allowance for Loan Losses / Total loans (Unaudited)
	2021	2020	2020	2020	2020
	1st QTR	4th QTR	3rd QTR	2nd QTR	1st QTR
Allowance for loan losses / Total loans held for investment	1.36%	1.38%	1.27%	1.01%	1.08%
Less: Impact of loans held for investment - fair valued	0.00%	0.00%	0.00%	0.00%	0.02%
Less: Impact of PPP loans	0.29%	0.27%	0.32%	0.26%	—
Allowance for loan losses / Total loans held for investment (excl. loans at fair value and PPP loans)	1.65%	1.65%	1.59%	1.27%	1.10%

	Tangible Common Equity Ratio Reconciliation - Corporation (Unaudited)
	2021	2020	2020	2020	2020
(Dollars in thousands)	1st QTR	4th QTR	3rd QTR	2nd QTR	1st QTR
Total stockholders' equity	$143,505	$141,622	$131,832	$125,518	$118,033
Less:
Goodwill and intangible assets	(4,432)	(4,500)	(4,568)	(4,636)	(4,704)
Tangible common equity	$139,073	$137,122	$127,264	$120,882	$113,329

Total assets	$1,739,808	$1,720,197	$1,758,648	$1,579,083	$1,303,442
Less:
Goodwill and intangible assets	(4,432)	(4,500)	(4,568)	(4,636)	(4,704)
Tangible assets	$1,735,376	$1,715,697	$1,754,080	$1,574,447	$1,298,738
Tangible common equity ratio - Corporation	8.01%	7.99%	7.26%	7.68%	8.73%

	Tangible Common Equity Ratio Reconciliation - Bank (Unaudited)
	2021	2020	2020	2020	2020
(Dollars in thousands)	1st QTR	4th QTR	3rd QTR	2nd QTR	1st QTR
Total stockholders' equity	$182,171	$180,288	$171,298	$164,446	$157,544
Less:
Goodwill and intangible assets	(4,432)	(4,500)	(4,568)	(4,636)	(4,704)
Tangible common equity	$177,739	$175,788	$166,730	$159,810	$152,840

Total assets	$1,739,777	$1,720,166	$1,758,244	$1,579,083	$1,303,282
Less:
Goodwill and intangible assets	(4,432)	(4,500)	(4,568)	(4,636)	(4,704)
Tangible assets	$1,735,345	$1,715,666	$1,753,676	$1,574,447	$1,298,578
Tangible common equity ratio - Bank	10.24%	10.25%	9.51%	10.15%	11.77%

	Tangible Book Value Reconciliation (Unaudited)
	2021	2020	2020	2020	2020
	1st QTR	4th QTR	3rd QTR	2nd QTR	1st QTR
Book value per common shares	$23.27	$23.08	$21.51	$20.60	$19.37
Less: Impact of goodwill and intangible assets	0.72	0.73	0.75	0.76	0.77
Tangible book value per common share	$22.55	$22.35	$20.76	$19.84	$18.60